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                                                                  EXHIBIT 10.06*

PLAN DOCUMENT

SOUTHERN MANAGEMENT SERVICES, INC.

EMPLOYEE DENTAL PLAN



EFFECTIVE OCTOBER 1, 1991
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COMPREHENSIVE DENTAL EXPENSE BENEFITS

Covered Dental Expenses

Covered Dental Expenses shall include the charges for services and supplies incurred by the Covered Person for necessary dental care performed by a Dentist for which a benefit is payable provided the charges for the services or supplies are reasonable and customary charges as determined by the Claims Administrator.

Benefit Year Cash Deductible for Non-Orthodontic Services:

          Group 1 Services                              None
          Group 2 and 3 Services                        $50.00 for each covered
                                                        person. Maximum 3
                                                        persons must meet per
                                                        family

Lifetime Cash Deductible for Orthodontic Services:      $50.00 for each covered
                                                        person

The plan will not pay benefits for charges otherwise covered by this plan to the extent that benefits for such charges are furnished by:

     (1)   Other Major Medical; and
     (2)   Medicare

Payment Rate for:      Group 1  Services                100%
                       Group 2  Services                 80%
                       Group 3  Services                 50%
                       Group 4  Services                 50%

Benefit Year Payment Limit for Non-Orthodontic Services:       $2,000.00

Orthodontic Lifetime Maximum                                   $3,000.00

A "benefit year" is a 12 month period which starts on January 1st and ends on December 31st of each year.

The Plan will pay for covered charges incurred by a covered person while he's insured. A covered charge for a crown, bridge or cast restoration is incurred on the date the tooth is prepared. A covered charge for any other prosthetic device is incurred on the date the master impression is made. A covered charge for root canal treatment is incurred on the date the tooth is opened. All other covered charges are incurred on the date the services are furnished. If a prosthetic device including dentures, bridgework or crowns was ordered for the Covered Person prior to the date of cessation of Dental Expense Benefits on account of such person, the Covered Person will be entitled to the benefits for the device and the fitting thereof which would have been payable had the Dental Expense Benefits not ceased provided the device is installed or delivered within one (1) month after such cessation.

Benefits for orthodontic treatment will be paid up to the date of the month in which coverage ends.
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PRE-TREATMENT REVIEW

When the expected cost of a proposed course of treatment is $500.00 or more, the covered person's dentist must submit a treatment plan before he starts. This must be done on a dental claim form. The treatment plan must include: (a) a list of the services to be done, using the American Dental Association Nomenclature and codes; (b) the itemized cost of each service; and (c) the estimated length of treatment. Dental X-rays, study models and whatever else is needed to evaluate the treatment plan must be sent to the Claims Administrator as well.

A treatment plan must always be sent to us before orthodontic treatment starts.

The Claims Administrator will review the treatment plan and estimate what will be paid. The estimate will be sent to the covered person's dentist. If the claims Administrator does not agree with a treatment plan, or if one is not sent in, the Claims Administrator will have the right to base the payments on treatment suited to the covered person's condition by accepted standards of dental practice.

Pre-treatment review is not a guarantee of what will be paid. It tells the covered person and his dentist, in advance, what would be paid for the covered dental services named in the treatment plan. Payment is conditioned on: (a) the work being done as proposed and while the person is covered; and (b) the deductible and payment limit provisions and all of the other terms of this plan.

Emergency treatment, oral examinations, dental X-rays and teeth cleaning are part of a course of treatment, but may be done before the pre-treatment review is made.

(A)  GROUP I, II, AND III NON-ORTHODONTIC SERVICES:

There is no deductible for group I services, the Plan will pay for group I covered charges at the payment rate shown in the schedule.

A benefit year deductible, shown in the schedule, applies to group II and group III services. Each benefit year, each covered person must have covered charges from groups II and III which exceed this deductible before any benefits are payable for such charges. These charges must be incurred while the person is covered under the Plan.

Once a covered person meets this deductible, payment will be made for his group II and III covered charges above that amount at the payment rate shown in the schedule for the rest of that benefit year.

All charges must be incurred while covered, and what is paid is subject to the benefit year payment limit shown in the schedule and to all of the terms of this plan.

(B)  GROUP IV ORTHODONTIC SERVICES:
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This plan provided benefits for Group IV Orthodontic Services only for covered dependent children who are less than 19 years old when the active appliance is first placed.

A lifetime deductible, shown in the schedule, applies to group IV services. Each eligible covered person must have covered charges from group IV which exceed this deductible before any benefits for such charges are paid. These charges must be incurred while he's covered. Charges used to meet this deductible can't be used to meet the benefit year deductible which applies to other services.

Once a covered person meets his lifetime deductible, his covered group IV charges above that amount are paid at the payment rate shown in the schedule. Using this treatment plan, the total benefit is calculated for payment. This is divided into equal payments, which are spread out over the shorter of two years or the proposed length of treatment.

The initial payment begins when the active appliance is first placed. Further payments are made at the end of each subsequent three month period. But treatment must continue and the covered person must stay insured. What is paid is subject to the orthodontic lifetime maximum shown in the schedule and to all the terms of this plan.

Orthodontic benefits won't be charged against the benefit year payment limit which applies to all other services.

(C)  FAMILY DEDUCTIBLE LIMIT FOR NON-ORTHODONTIC SERVICES:

No family must meet more than three benefit year deductible in any benefit year. Once this happens, covered charges incurred by any covered family member are paid at the payment rate shown in the schedule, for the rest of the benefit year.

But the charges must be incurred while covered under the Plan, and what is paid is subject to the benefit year payment limit shown in the schedule and to all of the other terms of this plan.

LIST OF COVERED DENTAL SERVICES

The services covered by this plan are named in this list. Each service on this list has been placed in one of four groups. A separate payment rate, shown in the schedule, applies to each group. Group I is made up of preventive services. Group II is made up of basic services. Group III is made up of major services. Group IV is made up of orthodontic services.

All covered dental services must be furnished by or under the direct supervision of a dentist, and they must be usual and necessary treatment for a dental condition.

GROUP I-PREVENTIVE DENTAL SERVICES
(Non-Orthodontic)

Prophylaxis and Fluoride Treatments:
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          Prophylaxis (limited to one treatment in any three (3) consecutive month period) - Allowance includes examination, scaling and polishing.

          Topical application of fluoride (limited to covered persons under age 18 and limited to one treatment in any three (3) consecutive month period) - Allowance included examination and prophylaxis.

 Space Maintainers (limited to covered persons under age 16 and limited to initial appliance only) - Allowance includes all adjustments in the first six months after installation.

          Fixed, unilateral, band or stainless steel crown type
          Fixed, unilateral, cast type
          Removal, bilateral type

 Fixed and Removable Appliances to Inhibit Thumbsucking and Other Harmful Habits (limited to covered persons under age 16 and limited to initial appliance only)
 - Allowance includes all adjustments in the first six months after installation.

 Diagnostic Services - Allowance includes examination and diagnosis.

          X-Rays: Full mouth series of at least 14 films including bitewings if needed (limited to once in any 36 month period)

                    Bitewing films (limited to a maximum of four films in any six consecutive month period)

                    Other intraoral periapical or occlusal films - single films

                    Extraoral superior or inferior maxillary film

                    Panoramic film, maxilla and mandible (limited to once in any 36 consecutive month period.

 Office Visits and Examinations:

         Initial or periodic oral examination (limited to one examination in any six consecutive month period)

         Emergency palliative treatment and other non-routine, unscheduled visits

 GROUP II-BASIC DENTAL SERVICES (Non-Orthodontic)

 Office Visits and Examinations:

         Diagnostic consultation with a dentist other than the one providing treatment (limited to one consultation for each dental specialty in any 12 consecutive month period) - We pay for this only if no other service is rendered during the visit.

Diagnostic Services-Allowance includes examination and diagnosis:
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          Diagnostic casts

          Biopsy and examination of oral tissue

 Restorative Services - Multiple restorations on one surface will be considered one restoration. Also see "Major Restorative Services."

          Amalgam restoration:

                   Synthetic restorations- Silicate cement
                                           Acrylic or plastic
                                           Composite resin

                   Crowns - Acrylic, gold or plastic, without metal Stainless steel

                   Pins -                  Pin retention, exclusive of
                                           restorative material


          Recementation:

                  Inlay or onlay
                  Crown
                  Bridge

 Endodontic Services - Allowance includes routine X-rays and cultures, but excludes final restoration

          Pulp capping, direct

          Remineralization (Calcium Hydroxide), as a separate procedure

          Vital pulpotomy

          Apexification

          Root canal therapy of non-vital (nerve-dead) teeth:

                  Traditional therapy
                  Medicated paste therapy, N2 Sargenti

         Apicoectomy, as a separate procedure or in conjunction with other endodontic procedures

Periodontic Services - Allowance includes the treatment plan, local anesthetics and post-surgical care:

         Gingivectomy or gingivoplasty, per quadrant

         Gingivectomy, per tooth (fewer than 6 teeth)

         Sub-gingival curettage and root planing, per quadrant (limited to a maximum of four quadrants in any 12 month period)
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     Pedical or free soft tissue grafts, including donor sites.

     Osseous surgery, including flap entry and closure, per quadrant

     Osseous grafts including flap entry, closure and donor sites

     Muco-gingival surgery

     Occlusal adjustment not involving restorations and done in conjunction with periodontic surgery, per quadrant (limited to a maximum of four quadrants in any 12 consecutive month period)

Oral surgery allowance includes routine X-rays, the treatment plan, local anesthetics and post-surgical care.

     Extractions:    Uncomplicated extraction, one or more teeth
                     Surgical removal of erupted teeth, involving tissue flap
                           and bone removal.
                     Surgical removal of impacted teeth

Other surgical procedures:

     Alveolectomy, per quadrant
     Stomatoplasty with ridge extension, per arch
     Removal of palatal torus
     Removal of mandibular tori, per quadrant
     Excision of hyperplastic tissue
     Removal of cyst or tumor
     Incision or drainage of abscess
     Closure of oral fistula or maxillary sinus
     Reimplantation of tooth
     Frenectomy
     Suture of soft tissue injury
     Sialolithotomy for removal of salivary calculus
     Closure of salivary fistula
     Dilation of salivary duct
     Sequestrectomy for osteomyelitis or bone abscess, superficial Maxillary sinustomy for removal or tooth fragment or foreign body

Prosthodontic services-specialized techniques and characterization are not covered. Also see "Major Prosthodontic Services."

     Denture repairs, acrylic:

          Repairing dentures, no teeth damaged
          Repairing dentures and replace one or more broken teeth. Replacing one or more broken tooth, no other damage.

     Denture repairs, metal-allowance based on the extent and nature of damage and on the type of materials involved.

     Denture duplication, jump case - (limited to once per denture in any 36 consecutive month period)
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     Dental reline (limited to once per denture in any 12 consecutive month period)-

          Office Reline, cold cure
          Laboratory reline

     Denture adjustments (limited to adjustments by a dentist) other than the one providing the denture, and adjustments are more than six months after the initial installation.

     Tissue conditioning (limited to a maximum of two treatments per arch in any 12 consecutive month period.

     Adding teeth to partial dentures to replace extracted natural teeth.

     Repairs to crowns and bridges- allowance based on the extent and nature of damage and the type of materials involved.

Other services:

     General anesthesia in connection with surgical procedures only

     Injectable antibiotics needed solely for treatment of dental condition.

GROUP III-MAJOR DENTAL SERVICES
(None-Orthodontic)

Restorative Services - Cast restorations and crowns are covered only when needed because of decay or injury, and only when the tooth cannot be restored with a routine filling material. Also see "Basic Restorative Services."

     Inlays
     Onlays, in addition to inlay allowance
     Crowns and Posts:
          Gold
          Acrylic with metal
          Porcelain
          Porcelain with metal
          Full cast metal (other than stainless steel)
          3/4 cast metal (other than stainless steel)
          Cast post and core, in addition to crown, (not a thimble coping) Steel post and composite or amalgam core, in addition to crown
          Cast dowel pin (one-piece cast with crown)- Allowance based on type of crown

Prosthodontic Services - Specialized technique and characterizations are not covered.

     Fixed bridges - Each abutment and each pontic makes up a unit in a bridge

     Bridge abutments - See inlays and crowns under "Major Restorations
          Services."
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     Bridge Pontics -

          Cast Metal, sanitary
          Plastic or porcelain with metal
          Slotted facing
          Slotted pontic

     Simple stress breakers, per unit

Removable bridges, unilateral partial, one piece chrome casting, clasp attachment, including pontics.

Dentures - Allowance includes all adjustments done by the dentist furnishing the denture in the first six months after installation.

     Full dentures, upper or lower

     Partial dentures - allowance includes all clasps, rests and teeth:

          Upper, with two chrome clasps with rests, acrylic base

          Upper with chrome palatal bar and clasps, acrylic base

          Lower, with two chrome clasps with rests, acrylic base

          Lower with chrome lingual bar and clasps, acrylic base

          Stayplate base, upper or lower (anterior teeth only)

GROUP IV-ORTHODONTIC SERVICES

Orthodontic Services:

     Any Group I, II, or III service furnished in connection with orthodontic treatment.

     Surgical exposure of impacted or unerupted teeth in connection with orthodontic treatment. Allowance includes routine X-rays, local anesthetics and post-surgical care.

     Active appliances - (all types) - allowance includes diagnostic services, the treatment plan, the fitting, making and placing of the active appliance, and all related office visits including post-treatment stabilization.

SPECIAL LIMITATIONS

(A) Penalty for Late Entrants: Covered charges incurred by a late entrant will not be paid for: (1) Group II services until 6 months from date he is covered under this plan; (2) Group III services until 12 months from the date he is covered under this plan; (3) Orthodontic treatment done in the first 24 months he is covered under this plan. However, this limitation will not apply to covered charges due solely to an injury suffered while insured.
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     A late entrant is a person who: (1) becomes insured more than 31 days after he is eligible; or (2) becomes insured again, after his coverage lapsed because he did not make required payments (if any).

(B) Teeth Lost Before A Covered Person Became Insured By This Plan: A covered person may have lost one or more teeth before he became covered by this plan. Payment will not be made for a prosthetic device which replaces such teeth unless the device also replaces one or more natural teeth lost or extracted after the covered person became insured by this plan.

EXCLUSIONS

(A) Oral hygiene, plaque control or diet instruction; topical sealants, or precision attachments.

(B) Treatment which does not meet accepted standards of dental practice; or treatment which is experimental in nature.

(C) Orthodontic treatment, unless the Benefit Provision provides specific benefits for this.

(D) Any appliance or prosthetic device used to: change vertical dimension; restore or maintain occlusion, except to the extent that this plan covers orthodontic treatment; splint or stabilize teeth for periodontic reasons; replace tooth structure lost as a result of abrasion or attrition; and treat disturbances of the temporomandibular joint.

(E) Any service furnished for cosmetic reasons. This includes, but is not limited to: characterizing and personalizing prosthetic devices; and making facings on prosthetic devices for any teeth in back of the second bicuspid.

(F) Replacing an appliance or prosthetic device with a like appliance or device, unless it is at least five years old and can't be made usable; or it is damaged while in the covered person's mouth in an injury suffered while insured, and can't be fixed.

(G) Replacing a lost, stolen or missing appliance or prosthetic device; or making a spare appliance or device.

(H) Treatment needed due to: an on-the-job or job-related injury; or a condition for which benefits are payable by Worker's Compensation or similar laws.

COORDINATION OF BENEFITS

The Plan has been designed to help meet the cost of disease or injury. Since it is not intended that greater benefits be received than the actual medical expenses incurred, the amount of benefits payable under the Plan will take into account any coverage under other plans and be coordinated with the benefits of the other plans.
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The Plan will always pay either its regular benefits in full if it is determined to be the Primary Plan (plan primarily responsible for payment) or if the Plan is determined to be the Secondary Plan, a reduced amount which, when added to the benefits payable by the Primary Plan, will equal 100% of Allowable expenses.

The Primary Plan will be determined according to the following rules in the following order:

1. The plan not having an Coordination of Benefits provision or Non-Duplication Coverage Exclusion will always be the Primary Plan; or

2. The plan covering the person as an employee rather than the plan covering the person as a dependent; or

3. The plan covering the person as a dependent of a male insured person rather than the plan covering the person as a dependent of a female insured person; or

4.   With respect to the dependents of separated or divorced parents:

     a) The plan of the parent for whom a court decree has established primary financial responsibility; or

     b) In the absence of a court decree, the plan of the parent having custody of the child; or

     c) The plan of the step-parent married to the parent with custody of the child; or

     d)   The plan of the parent not having custody of the child; or

"Allowable Expenses" shall mean any necessary, reasonable and customary expense, incurred while eligible for benefits under the Plan, part or all of which would be covered under any of the plans, but not including any expense contained in the list of Exclusions. "Plan" shall mean any plan providing benefits or services for or by reason of medical or dental care of treatment, which are provided by any employer plan, group plan, prepayment plan, or No-Fault Automobile insurance, including Medicare where not prohibited by law.

The Claims Administrator shall have the right to request and release any information which is necessary in order to determine the Primary Plan.

FACILITY OF PAYMENT

Whenever payments which should have been made under this Plan in accordance with this provision have been made under any other plan or plans, the Company will have the right, exercisable alone and in its sole discretion, to pay to any insurance company or other organization or person making such other payments any amount it will determine in order to satisfy the intent of this provision, and amounts so paid will be deemed to be benefits paid under this Plan and to the extent of such payments, the Company will be fully discharged from liability under this Plan.
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The benefits that are payable will be charged against any applicable maximum payment or benefits of this Plan rather than the amount payable in the absence of this provision.

COORDINATION WITH MEDICARE

Notwithstanding all other provisions of this Plan, all covered Persons who are eligible for Medicare benefits, will be entitled to benefits under this Plan in addition to Medicare. However, any benefits of this Plan will be coordinated with Medicare in accordance with the Coordination of Benefits Provision of this Plan and subject to the rules and regulations as specified by the Tax Equity and Fiscal Responsibility Act of 1982. If any Covered Person eligible for Medicare fails to enroll therefor, benefits will be paid as though he had enrolled.

SUBROGATION

This Plan may withhold payment of benefits when a party other than the Covered Person or the Plan may be liable for expenses until such liability is legally determined.

In the event of any payment for services under the Plan, the Plan Administrator shall, to the extent of such payment, be subrogated to all the rights of recovery of the Covered Person arising out of any claim or cause of action which may accrue because of the alleged negligent conduct of a third party. Any such Covered Person hereby agrees to reimburse the Plan, for any benefits so paid hereunder, out of any monies received from such third party as the result of judgement, settlement or otherwise; and such Covered Person agrees to take such action, to furnish such information and assistance, and to execute and deliver all necessary instruments as the Plan Administrator may require to facilitate the enforcement of their rights. This provision shall not apply, however, to a recovery obtained by a Covered Person from an insurance company on a policy under which such Covered Person is entitled to indemnity as a named insured person.

RIGHT TO RECEIVE AND RELEASE NECESSARY INFORMATION

For the purposes of determining the applicability of and implementing the terms of this provision of the Plan or any provision of similar purpose of any other Plan, the Company may, without the consent of or notice to any person, release to or obtain from any insurance company or other organization or person any information, with respect to any person, which the Company deems to be necessary for such purposes. Any person claiming benefits under this Plan shall furnish to the Company, such information as may be necessary to implement this provision.

PROCEDURES FOR CLAIMING BENEFITS UNDER THE PLAN

Filing for Dental Expenses:

Request a claim form from the Insurance Clerk. Complete the top section (Employee's Statement), present it to the dentist for completion of the reverse side (Attending Physician's Statement) and request that the doctor forward the original form to the Claims Administrator's Office for processing.
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Key Points to Remember

1.   All claims for benefits must be filed by you with the Claims Administrator.

2. It is your responsibility to see that dental bills are submitted to the offices of the Claims Administrator. Proper payment cannot be made without these bills.

Filing Other Comprehensive Dental Expenses

It is necessary to keep separate records of expenses with respect to each of your dependents and yourself.

The following are important and should be carefully kept to be submitted with your claims:

1. If a claim has not been completed by the dentist, obtain such from the Insurance Clerk for completion.

2.   All dentist's bills must show the following:

     a)   Name of patient;

     b)   Period of time covered by these charges;

     c) All bills should be itemized showing diagnosis, date and charge for visit or date of surgery. Cancelled checks, balance due statements, and payment receipts are not acceptable.

3.   Medicine or drug bills must show the following:

     a)   Name of person for whom the drug was prescribed;

     b)   Prescription number;

     c) Prescribing dentist's name. Whenever possible, drug bills should be filed with prescribing dentist's bill;

     d) Cost and name of the drug and date of purchase. Cash register receipts cannot be accepted.

4. Copies of all other Covered Dental Charges such as laboratory charges, supply houses, etc., must show the following:

     a)   Name of patient;

     b)   Period of time covered by the charges;

     C)   Nature of treatment or service rendered.

Claims are to filed with the Claims Administrator after the deductible has been satisfied and any additional bills should be filed not more often than
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every three (3) months or at such time as the total bills exceed $100.00. Claims must be submitted within twelve (12) months following the calendar in which the expense was incurred.

EXAMINATION

The Company shall have the right and opportunity to have the Covered Person examined whose injury or sickness is the basis of a claim hereunder when and so often as it may reasonably require during pendency of claim hereunder. The Company shall also have the right and opportunity to have an autopsy performed in case of death where it is not forbidden by law.

RIGHTS UNDER ERISA

As a participant in your Southern Management Services, Inc. Employee dental Benefits Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites and union halls, all plan documents, including insurance contracts, collective bargaining agreements and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.

No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you in any way to prevent your exercising your rights under ERISA. If your claim for benefits is denied in whole or in part, you must receive a written explanation of the reason for the denial.

You have the right to the Plan review and reconsider you claim. Under ERISA, there are steps you can take to enforce the above rights.

For instance, if you request materials from the plan and do not receive than within thirty (30) days, you may file suite in Federal Court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $100.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suite in state or federal court. If it should happen the plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suite in Federal Court.

The court will decide who shall pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

If your claim is denied: you will receive a written explanation when a claim is denied. You may, within sixty (60) says after receiving the denial, make a written request to review the claim. This will be answered within sixty (60) days after receiving your request for a review (within one-hundred twenty
(120)days if special circumstances require an extension of time for processing the appeal, conducting an investigation and/or obtaining more information.

BENEFIT PLAN SUMMARY

  1.     NAME OF PLAN

         Southern Management services, Inc. Employee Dental Benefit Plan, which describes benefits, terms and provisions for payment of benefits and is enforced in accordance with the terms of the Plan Document itself.

  2.     EFFECTIVE DATE OF THE PLAN: October 1, 1991

  3. COMPANY/EMPLOYER/PLAN ADMINISTRATOR/PLAN SPONSOR/FIDUCIARY Southern Management Services, Inc.
         455 North Indian Rocks Road
         Belleair Bluffs, FL 34640

  4.     CLAIMS ADMINISTRATOR
         Self Insured Benefit Administrator, Inc.
         P.O. Box 47338
         St. Petersburg, FL 33743-7338

  5.     PLAN NUMBER: 502 Dental

  6.     GROUP NUMBER:

  7.     TYPE OF PLAN

         Welfare Benefit Plan with Dental Benefits that is exclusively for the benefit of employees of Southern Management Services, Inc.

  8.     PERSON ELIGIBLE
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  9.     TYPE OF ADMINISTRATION
         Contract Administration

 10.     TYPE OF FUNDING
         Self insured by employer

 11.     TAX IDENTIFICATION NUMBER: 59-2793177

 12.     AGENT OF SERVICE OF LEGAL PROCESS
         Southern Management Services, Inc.
         455 North Indian Rocks Road
         Belleair Bluffs, FL 34640

 13.     PLAN YEAR
         The Plan's fiscal year ends June 30th.

 14.     CONTRIBUTIONS
         Employer and Employees contribute to the Plan